Exhibit 9

August 9, 2022

Magellan Gold Corporation

602 Cedar Street, Suite 205

Wallace, Idaho 83873

Attn:

E-mail: contact@magellangoldcorp.com

VIA ELECTRONIC MAIL

Re: Modifications

Dear Mike:

Reference is made to that certain (i) Securities Purchase Agreement, dated as February 2021, as amended (the "Purchase Agreement"), between Magellan Gold Corporation (the "Company") and AJB Capital Investments, LLC (the "Purchaser"; and, together with the Company, the "Parties") and (ii) Promissory Note of the Company in favor of the Purchaser, dated February 2021. as amended (the "Purchaser Note"). Defined terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement or the Purchaser Note.

For good and valuable consideration, including, without limitation, the Modification Fee Shares (as described below), the receipt and adequacy of which are hereby acknowledged, the Purchaser consents to (i) extend the Maturity Date of the Purchaser Note to November 9, 2022, (ii) amend the Purchaser Note to provide for the accrual of Interest at a rate of twelve (12%) percent per annum beginning on September 1, 2022 through and including the Maturity Date, and (iii) amend Section 4(p) of the Purchase Agreement to provide that the Commitment Fee Shares issuable thereunder shall be the number of shares of the Company's Common Stock equal to the Commitment Fee at a price per share of $0.40 and the number of shares of Common Stock issuable to Purchaser under Section 4(p) shall be 500,000 (collectively, the "Modifications").

In connection with the Modifications set forth in under clause (iii) above, the Company shall issue to Purchaser 233,334 shares of the Company's Common Stock (the "Additional Commitment Fee Shares"). The Company shall instruct its transfer agent (the "Transfer Agent") to issue a certificate or book entry statement representing the Additional Commitment Fee Shares, issuable to the Purchaser immediately upon the Company's execution of this letter agreement and shall cause its Transfer Agent to deliver such certificates or book entry statements to Purchaser. The Purchaser shall have the right, without any further action of confirmation by the Company, to request and receive additional shares of Common Stock from the Transfer Agent pursuant to the Purchase Agreement in connection with the payment of the Commitment Fee. The Purchaser shall never be in possession of an amount of Common Stock greater than 4.99% of the issued and outstanding Common Stock of the Company; provided, however, that this ownership restriction described in this paragraph may be waived by Purchaser, in whole or in part, upon 61 days' prior written notice. In the event such certificates or book entry statement representing the Additional Commitment Fee Shares issuable hereunder shall not be delivered to the Purchaser, it shall be an immediate default under Section 3.2 of the Purchaser Note and the other Transaction Documents. The Additional Commitment Fee Shares, when issued, shall be deemed to be validly issued, fully paid, and non-assessable shares of the Company's Common Stock. The Additional Commitment Fee Shares shall be deemed fully earned as of the date of the Purchase Agreement.

The Modifications set forth in this letter agreement are limited to the matters expressly set forth herein and should not be construed as an indication that the Purchaser has agreed to any other modifications to consents of, or waivers of any other terms or provisions of the Purchase Agreement or any Transaction Document or of the terms of any other agreement, instrument or security or any modifications to, consents of, or waivers of any default that may exist or occur thereunder.

The Company hereby represents and warrants and covenants to the Purchaser that nothing contained herein or otherwise disclosed to the Purchaser by the Company connection herewith constitutes material non-public information. As of the date hereof, the Company shall have disclosed all material, non-public information (if any) provided up to the date hereof to the Purchaser by the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that has not previously been publicly disclosed by the Company in a filing with the Securities and Exchange Commission.

The Company hereby covenants and agrees that, as of the date hereof, (i) the Purchaser has no confidentiality or similar obligation under any agreement to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents and (ii) the Purchaser has not made any agreement with the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent not to purchase or sell, long and/or short, the Common Stock or any other securities of the Company.

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This letter agreement shall be governed by and construed in accordance with the laws of the State of Wyoming without regard to choice of law principles. Any dispute arising under or relating to or in connection with this letter agreement shall be subject to the exclusive jurisdiction and venue of the State and/or Federal courts located in New York. This letter agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

Very Truly Yours,

AJB Capital Investments, LLC

By: _______________________
Name:
Title

Acknowledged and Agreed:

Magellan Gold Corporation

By: __________________________
Name:
Title

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